UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 20, 2006

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

1175 W. Moana Lane, Suite 200, Reno, Nevada 89509
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On May 3, 2006, Monarch Casino & Resort, Inc. (“Monarch”) notified Ben Farahi, in his capacity as the manager of Maxum, LLC, the general partner of Biggest Little Investment L.P. (“BLI”), that the board of directors of Monarch wished to commence negotiations for purchasing the shopping center property owned by BLI located adjacent to Monarch’s hotel casino, the Atlantis Casino Resort. While a committee comprised of the independent directors on Monarch’s board of directors has been accumulating information relative to a potential purchase offer, no proposal has yet been made. No assurance can be given that any proposal will actually be submitted to BLI, or if submitted that the proposal would result in an actual purchase of any property by Monarch.

Collectively, John Farahi, Bob Farahi and Ben Farahi, beneficially own a controlling interest in BLI through their beneficial ownership interest in Western Real Estate Investments, LLC. John Farahi is Co-Chairman of the Board, Chief Executive Officer, Chief Operating Officer and a Director of Monarch. Bob Farahi is Co-Chairman of the Board, President, Interim Treasurer, Interim Secretary and a Director of Monarch. Ben Farahi formerly was the Co-Chairman of the Board, Secretary, Treasurer, Chief Financial Officer and a Director of Monarch. Monarch’s board of directors accepted Ben Farahi’s resignation from these positions on May 23, 2006.

Management of Monarch believes this report is appropriate as a result of information provided in a Schedule 13D filed on July 20, 2006 by John Farahi and Bob Farahi in connection with their beneficial ownership interests in BLI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.
(Registrant)

Date July 20, 2006
/S/ John Farahi _________________________________________________
John Farahi Co-Chairman of the Board, Chief Executive Officer and Chief Operating Officer